                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-23355

                   SUPPLEMENT NO. 2 DATED SEPTEMBER 3, 1997
                       TO PROSPECTUS DATED JUNE 13, 1997
                   RELATING TO $98,000,000 PRINCIPAL AMOUNT
                6% CONVERTIBLE SUBORDINATED NOTES DUE 2003 AND
        4,286,964 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF
                           OFFSHORE LOGISTICS, INC.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated June 13, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-23355. Any cross references in this Supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder (or in the cases of The Gleneagles Fund Co. and McMahan Securities Co. L.P. sets forth an increased principal amount of Notes owned) and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of August 24, 1997 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of August 24, 1997 and (iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                            PRINCIPAL
                                             PRINCIPAL      AMOUNT OF      COMMON STOCK    COMMON STOCK
NAME OF SELLING                              AMOUNT OF    NOTES OFFERED    OWNED PRIOR TO    OFFERED
SECURITYHOLDER                              NOTES OWNED      HEREBY         OFFERING (1)     HEREBY (2)
Colonial Penn Insurance Company             $  500,000     $  500,000          21,872         21,872
Colonial Penn Life Insurance Company           500,000        500,000          21,872         21,872
The Gleneagles Fund Co.                        900,000        900,000          39,370         39,370
McMahan Securities Co. L.P.                  1,750,000      1,750,000          76,552         76,552
Palladin Partners I, L.P.                      425,000        425,000          18,591         18,951
Palladin Overseas Fund Limited                  75,000         75,000           3,280          3,280
                                            ----------     ----------         -------        -------
  TOTAL                                     $4,150,000     $4,150,000         181,537        181,537
                                            ==========     ==========         =======        =======

______________

(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.